Exhibit 10.26

ATKORE INTERNATIONAL GROUP INC.

ANNUAL INCENTIVE PLAN

SECTION 1

PURPOSE

This Atkore International Group Inc. Annual Incentive Plan is intended to permit Atkore International Group Inc., through awards of annual incentive compensation, to attract, retain and motivate qualified executives and key employees. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of the U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

SECTION 2

DEFINITIONS

“Annual Base Salary” shall mean, unless the Committee determines otherwise, for any Participant an amount equal to the rate of annual base salary in effect at year-end for the year in which the Performance Period commences, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code.

“Board” shall mean the Board of Directors of the Company, or the successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of any established stock exchange or national market system on which the common stock of the Company is then listed to constitute a compensation committee, and which, as to any compensation intended to qualify as performance-based compensation under Section 162(m) of the Code, shall consist solely of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Atkore International Group Inc., a Delaware corporation, or any successor thereto.

“Covered Employee” means any “covered employee” as defined in Section 162(m)(3) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean, for each Performance Period, each executive officer or key employee of the Company or a Subsidiary whom the Committee has selected to participate in the Plan for a specified Performance Period.

“Performance Period” shall mean the Company’s fiscal year or any other period designated by the Committee with respect to which performance goals are established pursuant to Section 4.

“Plan” shall mean this Atkore International Group Inc. Annual Incentive Plan, as amended from time to time.

“Section 162(m) of the Code” means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Section 409A of the Code” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

SECTION 3

ADMINISTRATION

3.1 General. The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the Individual Award Opportunity and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, and former Participants and their respective successors and assigns. The Committee may delegate its authority hereunder as it deems appropriate. No member of the Committee shall be eligible to participate in the Plan.

3.2 Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1

(a) to designate within the Applicable Period the Participants for a Performance Period;

(b) to establish within the Applicable Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including: (A) the extent to which any incentive payment shall be made to a Participant in the event of the Participant’s termination of employment with or service to the Company due to disability, retirement, death, or any other reason, or transfer to a non-exempt, hourly or other ineligible position; (B) the extent to which any incentive payment shall be made to a Participant in the event of a change in control of the Company; (C) in the case of an individual who is hired by the Company or a Subsidiary or who is promoted or transferred to an eligible position after the beginning of a Performance Period, the Committee may designate such employee as a Participant in the Plan for that Performance Period, provided that the Committee may specify that such Participant’s Individual Award Opportunity shall be determined only with respect to the portion of the Performance Period during which the Participant is employed by the Company or Subsidiary in the eligible position; (D) the rules that apply to Participants who are transferred from one eligible position to another during a Performance Period; and (E) the rules that apply to Participants who are on a leave of absence at any time during the Performance Period;

(c) to determine whether the performance goals for a Performance Period and any other material terms and conditions applicable to the Individual Award Opportunities have been satisfied;

(d) to decide whether, and under what circumstances and subject to what terms, Individual Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment, in each case, so long as such deferral or deferral election is permissible under, and complies with the requirements set forth in Section 409A of the Code; provided, that any deferral contemplated by this Plan must be permitted by, and shall be governed by, the terms of any applicable deferred compensation plan of the Company; and

(e) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3 Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a Covered Employee or who, in the Committee’s judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such performance goals. Notwithstanding the foregoing, no Participant shall make decisions under this Plan with respect to his or her own compensation, including, without limitation, regarding his or her own Individual Award Opportunity.

SECTION 4

PERFORMANCE GOALS

4.1 Establishing Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or Subsidiary, division, operating unit or individual measures: (a) net or operating income (before or after taxes); (b) any earnings measure, including without limitation earnings before taxes, interest, depreciation and/or amortization (“EBITDA”); (c) any measure based on net income or net loss; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales and revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales and revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability and leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, or margins based on EBITDA, whether or not adjusted); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth and customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle and ratio of debt to equity or to earnings or EBITDA); (s) workforce targets (including, but not limited to, diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria; or (v) for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time (A) in the case of persons who are not Covered Employees or (B) in the case of Individual Award Opportunities (whether or not to Covered Employees) not intended to qualify as performance-based compensation under Section 162(m) of the Code, such other criteria as may be determined by the Committee. Each such goal may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period, provided that, with respect to Participants who are Covered Employees, such rules and conditions shall be consistent with Section 162(m) of the Code.

4.2 Impact of Changes in Accounting. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance pursuant to such Performance Goals may include or exclude (i) items that are unusual in nature and items that are infrequently occurring, as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting and (iii) other material extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; in the case of each of clauses (i)-(iii) so long as such determination is made in a manner (and at a time) permitted by Section 162(m) of the Code. For purposes of this Section 4.2, an action is not “permitted” if the taking of such action would cause Individual Award Opportunities intended to qualify as performance-based compensation under Section 162(m) of the Code to no longer qualify.

4.3 Adjustments. To the extent that a performance goal under an Individual Award Opportunity relates to the common stock of the Company, then, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spinoff, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee may make or provide for such adjustments in such performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

SECTION 5

INDIVIDUAL AWARD OPPORTUNITIES

5.1 Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets or performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple or percentage thereof. In all cases the Committee shall have the sole and absolute discretion to: (A) reduce the amount of any payment under any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made, and (B) determine that all or a portion of any Individual Award Opportunity shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant, provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, the Committee may not waive satisfaction of the performance goals with respect to any Covered Employee under any circumstances as to Individual Award Opportunities intended to qualify as performance-based compensation under Section 162(m) of the Code if doing so would cause such qualification to not be available. No Participant shall receive a payment under the Plan with respect to any twelve-month Performance Period in excess of $4 million, which maximum amount shall be proportionately increased or decreased with respect to Performance Periods that are longer than or shorter than one year in duration.

5.2 Incentive Payments. No payment shall be made under this Plan unless and until the Committee, based to the extent applicable on the Company’s audited consolidated financial statements for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied. Payments under Individual Award Opportunities shall be in cash and shall be paid, with respect to Participants who are Covered Employees, on a date established by the Committee after the Committee certifies that one or more of the applicable performance goals have been attained but in no event shall such date be later than March 15 of the year immediately following the end of the fiscal year to which the Performance Period relates. Participants must be employed on the date of payment unless determined otherwise by the Committee or the Board.

SECTION 6

GENERAL

6.1 Effective Date and Effect on 2016 Plan. The Plan is effective when it is adopted by the Board and approved by Company stockholders (the “Effective Date”). Upon its adoption, the Plan is intended to replace and succeed the Company’s FY 2016 Annual Incentive Plan (the “2016 Plan”). From and after the Effective Date, outstanding awards under the 2016 Plan with respect to the Company’s 2016 fiscal year (“Fiscal 2016”) shall be assumed into the Plan and treated as awards under and governed by the terms of the Plan; provided, that, for Fiscal 2016 only, if there is any express term of the 2016 Plan that is inconsistent with any express term of the Plan, the express term of the 2016 Plan shall control. It is intended that this Plan and the Individual Award Opportunities made hereunder shall qualify for the transition rule contained in Treas. Reg. §1.162-27(f)(1) during the period set forth therein.

6.2 Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation for purposes of Section 162(m) of the Code.

6.3 Non-Transferability of Awards. No Individual Award Opportunity under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no Individual Award Opportunity may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Individual Award Opportunity, such Individual Award Opportunity and all rights thereunder shall immediately become null and void.

6.4 Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an Individual Award Opportunity made hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection therewith.

6.5 Payment by a Subsidiary. The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.

6.6 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any Individual Award Opportunities made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.7 Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Individual Award Opportunity shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.8 Governing Law. This Plan and each Individual Award Opportunity hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.9 Other Plans. Payments under Individual Award Opportunities shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides compensation such as payments made pursuant to Individual Award Opportunities are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.10 Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

6.11 Forfeiture of Individual Award Opportunities under Applicable Laws or Regulations. The Company may (i) cancel, reduce, or require a Participant to forfeit any Individual Award Opportunity granted under the Plan or (ii) require a participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an Individual Award Opportunity granted under the Plan, in each case, to the extent permitted or required by applicable law, regulation or stock exchange rule in effect on or after the effective date of this Plan.

6.12 Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

6.13 Limitation Period For Claims. Any person who believes he or she is being denied any benefit or right under the Plan shall make a claim in respect of such denial by filing a written notice with the Committee stating in reasonable detail the nature of the claim and the requested relief therefor. Such notice must be delivered to the Committee within forty-five (45) days of the later of the payment date of the award or the specific event giving rise to the claim, and untimely claims shall be barred and will not be considered. The Committee will notify the Participant of its decision in writing as soon as administratively practicable. Timely claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision on any claim is final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

6.14 409A Compliance. This Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of this Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.

6.15 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

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